Exhibit 99.1

Outset Medical Appoints Industry Veteran Kevin O’Boyle
to its Board of Directors

San Jose, CA May 14, 2025 -- Outset Medical, Inc. (Nasdaq: OM) (“Outset”), a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis, today announced the appointment of healthcare industry veteran Kevin O’Boyle to its Board of Directors and as chair of its Audit Committee. With Mr. O’Boyle’s appointment, the company also announced that Dale E. Jones has stepped down from the Board.

“Kevin’s over 20 years of healthcare leadership experience span roles as CFO of several publicly traded companies and as a board director of 6 public medical device companies,” said Leslie Trigg, Chair and CEO. “His expertise in capital equipment and recurring revenue business models similar to Outset will help guide the company through its next stage of growth.

“I also want to thank Dale for his innumerable contributions to Outset during a critical period for the company. The experience, guidance and insights he brought to the board will have a lasting impact as we continue to build for the future.”

Mr. O’Boyle served on the board of directors of Nevro Corp. from March 2019 through April 2025 when the company was acquired by Globus Medical, Inc. He also served as Chairman of the GenMark Diagnostics board until its acquisition by Roche in May 2021. Additionally, Mr. O’Boyle served on the boards of Sientra, Inc., Wright Medical Group, Zeltiq Aesthetics, and Durata Therapeutics. He currently serves on the board of Carlsmed, a private company specializing in personalized spine surgery solutions. Previously, he was Senior Vice President and Chief Financial Officer of Advanced Biohealing Inc., a medical device company, from December 2010 until it was acquired in July 2011. Prior to that, Mr. O’Boyle served as Chief Financial Officer of NuVasive, Inc. from January 2003 to December 2009. Earlier in his career, Mr. O’Boyle served in various leadership positions during his six years with ChromaVision Medical Systems, Inc. He holds a B.S. in Accounting from the Rochester Institute of Technology.

About Outset Medical, Inc.

Outset is a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis. The Tablo® Hemodialysis System, FDA cleared for use from the hospital to the home, represents a significant technological advancement that transforms the dialysis experience for patients and operationally simplifies it for providers. Tablo serves as a single enterprise solution that can be utilized across the continuum of care, allowing dialysis to be delivered anytime, anywhere and by anyone. The integration of water purification and on-demand dialysate production enables Tablo to serve as a dialysis clinic on wheels, with 2-way wireless data transmission and a proprietary data analytics platform powering a new holistic approach to dialysis care. Tablo is a registered trademark of Outset Medical, Inc.

Contact

Jim Mazzola

Investor Relations

jmazzola@outsetmedical.com